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                                                               Exhibit (d)(1)(a)


                                    AMENDMENT

                                     TO THE

                             SUB-ADVISORY AGREEMENT

The Sub-Advisory Agreement entered into by and between Ohio National Investments, Inc. and Jennison Associates LLC as of January 3, 2000 for investment advisory services with respect to the Capital Appreciation Portfolio of Ohio National Fund, Inc. is hereby amended, effective July 1, 2003, by amendment Section 7 thereof to read as follows:

SECTION 7. Proxies

     The Adviser shall vote proxies for securities held by the Fund in accordance with the Adviser's policies for proxy voting. The Adviser agrees that it shall provide the Sub-Adviser a copy of the Adviser's policies.

In Witness Whereof, this Amendment has been executed by the parties hereto effective as of the first day of July, 2003.


OHIO NATIONAL INVESTMENTS, INC.                JENNISON ASSOCIATES LLC


By:  /s/ Christopher A. Carlson                By:  /s/Karen E. Kohler
     ------------------------------------           ----------------------------
     Christopher A. Carlson, President              Karen E. Kohler
                                                    Executive Vice President


Accepted and Agreed:

OHIO NATIONAL FUND, INC.

By:  /s/John J. Palmer
     ------------------------------------
     John J. Palmer, President




Amd Sub Advisory - Signature ONII-Jennison